Parker Drilling Reports 2013 Third Quarter Results

HOUSTON, Nov. 6, 2013 /PRNewswire/ -- Parker Drilling Company (NYSE: PKD), an international provider of rental tools and drilling services to the energy industry, today reported results for the quarter ended September 30, 2013, including net income of $8.0 million and $0.07 per diluted share on revenues of $237.8 million. These results include non-routine expenses of $5.2 million associated with a July debt refinancing and $4.8 million related to the April acquisition of International Tubular Services Limited (ITS). Excluding these non-routine expenses, the Company earned net income of $14.5 million and $0.12 per diluted share, compared with similarly adjusted 2013 second quarter net income of $17.3 million and $0.14 per diluted share, on revenues of $226.0 million. Adjusted EBITDA, excluding non-routine expenses, was $74.5 million, compared with $71.4 million for the preceding quarter.

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"Our recent operating results demonstrate the strengthening of our business and the effects of our operating strategy. The third quarter's results reflect operational gains in several areas, most notably in international drilling; our management of the continued challenges in the U.S. land drilling market for rental tools; and our strategic response to seasonal conditions in the U.S. Gulf of Mexico barge drilling market," said Gary Rich, president and chief executive officer. "In addition, we made great progress integrating the recent ITS acquisition, achieving long-lasting business synergies and improved financial performance.

"Building on our success in prior quarters, we raised average utilization of our international rig fleet to 70 percent from 53 percent in the 2013 second quarter. We continue to work on improvements in fleet utilization and made significant progress in deploying our rig fleet into markets with potential for sustainable, profitable activity.

"Our U.S. Rental Tools business increased its gross margin percentage despite a decline in revenues, compared with the prior quarter. The business benefitted from its growing presence in the U.S. Gulf of Mexico offshore drilling market while it continued to manage the challenges of the soft U.S. land drilling market, balancing long-term customer retention and competitive pricing.

"In response to a typical storm season-related slowdown in barge drilling demand, our Gulf of Mexico barge drilling business conducted dry dock overhaul and maintenance work on three barge drilling rigs during the third quarter, preparing them for sustained work in this durable market.

"Our results also demonstrate the progress we made in the past year becoming a more focused and effective business operation. We achieved important benefits from our rental tools business due to the acquisition of ITS, from our U.S. Barge Drilling segment with higher average dayrates, from our U.S drilling operations with the successful start-up of our new arctic-class rigs, and from increased international drilling utilization as we redeployed and reengaged much of our rig fleet," Mr. Rich added.

Third Quarter Highlights

  Rig fleet utilization for International Drilling increased as a result of recent success in contracting previously idle rigs, including two each in Kazakhstan and the Kurdistan Region of Iraq; and one each in Indonesia and Sakhalin, Russia.
  U.S. rental tools' revenues from the U.S. Gulf of Mexico offshore drilling market increased 14 percent from the prior quarter as a result of the growing demand in this expanding market.
  ITS gross margin as a percentage of revenues increased to 23.3 percent, from 21.4 percent in the 2013 second quarter as it gained momentum in key commercial markets following the acquisition in April.
  The integration of ITS has been substantially completed, including extensive compliance reviews and post-acquisition assimilation, at a cost of $4.8 million in the 2013 third quarter. We expect a smaller amount of further costs as we finish these activities.
  In July, we issued $225 million of 7.5% Senior Notes, due in 2020, primarily to refinance the term loan that enabled the ITS acquisition. The refinancing provided a lower borrowing rate and staggered our debt maturities.

Outlook

"We are encouraged by recent forecasts of long term economic and industry trends, supporting demand growth in some of our key markets and the need for the innovative, reliable and efficient products and services we provide. In the more immediate future, we expect our rental tools segment to benefit from further growth of its international operations and its expanded presence in the growing Gulf of Mexico offshore drilling market. This may be tempered by effects of continued softness in U.S. land drilling markets. We expect drilling demand in the Gulf of Mexico's inland waters to improve from current levels and support solid results from our barge drilling business. Our success in securing continued work for our international rig fleet will determine our ability to maintain and build on the contributions from this business. We expect tender activity and contract renewals to provide ample opportunities to recontract rigs as they come to term, as well as further strengthen our international drilling rig fleet utilization.

"We continue to make progress in strengthening our business and ability to meet the needs of our customers. We see many opportunities ahead and remain focused on delivering reliable performance and value to our stakeholders," Mr. Rich concluded.

Third Quarter Review

Parker Drilling's revenues for the 2013 third quarter, compared with the 2013 second quarter, increased 5 percent to $237.8 million from $226.0 million, segment gross margin increased to $84.0 million from $82.5 million and segment gross margin as a percentage of revenues declined to 35.3 percent from 36.5 percent. (Segment gross margin excludes depreciation and amortization expense).

  Rental Tools segment revenues were $89.6 million, segment gross margin was $40.9 million and segment gross margin as a percentage of revenues was 45.6 percent.  Compared with the 2013 second quarter, revenues increased 9 percent, segment gross margin increased 7 percent, and segment gross margin as a percentage of revenues declined.  Segment results reflect the impact of the April 2013 acquisition of ITS.  This led to an increase in revenues and segment gross margin and a decline in segment gross margin as a percentage of revenues, compared to the 2013 second quarter.  The U.S. rental tools business achieved an increase in gross margin as a percentage of revenues despite a moderate decline in revenues as the effects of growth in the expanding Gulf of Mexico offshore drilling market counterbalanced the impact of continued softness in the U.S. land drilling market.  International rental tools achieved an increase in revenues, gross margin and gross margin as a percentage of revenues as the ITS business gained momentum in key commercial markets following the acquisition in April.
  U.S. Barge Drilling segment revenues were $33.9 million, segment gross margin was $15.8 million, and segment gross margin as a percentage of revenues was 46.6 percent. Compared with the 2013 second quarter, revenues declined 11 percent, segment gross margin decreased 21 percent, and segment gross margin as a percentage of revenues declined. Anticipating lower utilization as the Gulf of Mexico's storm season advanced into its historically more intense period, we scheduled three barge rigs for maintenance and dry dock work during the 2013 third quarter. As a result, average rig fleet utilization was 88 percent, less than the prior period's 100 percent level.
  U.S. Drilling segment revenues were $18.7 million, segment gross margin was $3.9 million and segment gross margin as a percentage of revenues was 20.9 percent. Compared with the 2013 second quarter, revenues increased 4 percent, segment gross margin increased 7 percent, and segment gross margin as a percentage of revenues increased. The segment recorded its second quarter of full operation for the two arctic-class drilling rigs in Alaska and the O&M contract in California and continues to deliver results consistent with the growing operating experience and performance record of these assets.
  International Drilling segment revenues were $88.6 million, segment gross margin was $23.2 million, and segment gross margin as a percentage of revenues was 26.3 percent. Compared with the 2013 second quarter, revenues increased 6 percent, segment gross margin increased 14 percent and segment gross margin as a percentage of revenues increased. During the 2013 third quarter, international rig fleet utilization rose as a result of successes in contracting previously idle rigs into targeted growth markets. Commencing work under these new contracts was the primary contributor to the increase in revenues and gross margin.
  Technical Services segment revenues were $7.0 million and segment gross margin was $0.2 million. Compared with the 2013 second quarter, both revenues and segment gross margin rose, the result of an increase in project-related activity.

The decline in general and administrative expense, to $14.2 million for the 2013 third quarter, from $22.4 million for the prior quarter, was primarily due to the reduction in expenses associated with the acquisition and integration of ITS. Debt extinguishment expense associated with a July debt refinancing and related higher interest expense due to increased borrowings reduced pre-tax income by approximately $7.0 million. Capital expenditures were $39.3 million for the 2013 third quarter, and $102.9 million for the first nine months of the year.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. Central time (11:00 a.m. Eastern time) on Wednesday, November 6, 2013, to review reported results. The call will be available by telephone at (480) 629-9818. The call can also be accessed through the Investor Relations section of the Company's website. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone from November 6 through November 13 at (303) 590-3030, using the access code 4645655#.

Cautionary Statement

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rig utilization and dayrates; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company's rigs, rental tools operations and projects under management; capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs for operation; the strengthening of the Company's financial position; increases in market share; outcomes of legal proceedings and investigations; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions that could adversely affect market conditions, fluctuations in oil and natural gas prices that could reduce the demand for drilling services, changes in laws or government regulations that could adversely affect the cost of doing business, our ability to refinance our debt and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. See "Risk Factors" in the Company's Annual Report filed on Form 10-K and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Company Description

Parker Drilling (NYSE: PKD) provides rental tools and contract drilling services to the energy industry. The Company's rental tools business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. The Company's drilling services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets
(Dollars in Thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$ 162,457	$ 87,886
Accounts and Notes Receivable, Net	249,623	168,562
Rig Materials and Supplies	40,202	28,860
Deferred Costs	13,583	1,089
Deferred Income Taxes	13,473	8,742
Assets held for sale	7,485	6,800
Other Current Assets	39,339	46,345
TOTAL CURRENT ASSETS	526,162	348,284

PROPERTY, PLANT AND EQUIPMENT, NET	858,672	789,123

OTHER ASSETS
Deferred Income Taxes	107,763	95,295
Other Assets	42,783	23,031
TOTAL OTHER ASSETS	150,546	118,326

TOTAL ASSETS	$ 1,535,380	$ 1,255,733

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ -	$ 10,000
Accounts Payable and Accrued Liabilities	198,490	141,866
TOTAL CURRENT LIABILITIES	198,490	151,866

LONG-TERM DEBT	653,968	469,205

LONG-TERM DEFERRED TAX LIABILITY	39,084	20,847

OTHER LONG-TERM LIABILITIES	24,048	23,182

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	617,969	591,404
Noncontrolling interest	1,821	(771)
TOTAL EQUITY	619,790	590,633

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,535,380	$ 1,255,733

Current Ratio	2.65	2.32

Total Debt as a Percent of Capitalization	51%	45%

Book Value Per Common Share	$ 5.13	$ 4.97

PARKER DRILLING COMPANY
Consolidated Statement Of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

			Three Months Ended June 30,
	Three Months Ended September 30,
	2013	2012	2013

REVENUES:	$ 237,762	$ 165,301	$ 226,001

EXPENSES:
Operating Expenses	153,741	101,484	143,549
Depreciation and Amortization	35,882	29,779	32,280
	189,623	131,263	175,829
TOTAL OPERATING GROSS MARGIN	48,139	34,038	50,172

General and Administrative Expense	(14,188)	(8,905)	(22,378)
Gain on Disposition of Assets, Net	1,094	606	517

TOTAL OPERATING INCOME	35,045	25,739	28,311

OTHER INCOME AND (EXPENSE):
Interest Expense	(13,127)	(8,171)	(10,741)
Interest Income	130	30	2,203
Loss on extinguishment of debt	(5,218)	(117)	-
Change in fair value of derivative positions	-	19	17
Other	400	26	(183)
TOTAL OTHER EXPENSE	(17,815)	(8,213)	(8,704)

INCOME (LOSS) BEFORE INCOME TAXES	17,230	17,526	19,607
INCOME TAX EXPENSE (BENEFIT)	9,112	6,695	11,233

NET INCOME (LOSS)	8,118	10,831	8,374
Less: net income (loss) attributable to noncontrolling interest	148	(105)	93
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$ 7,970	$ 10,936	$ 8,281

EARNINGS PER SHARE - BASIC
Net Income (loss)	$ 0.07	$ 0.09	$ 0.07

EARNINGS PER SHARE - DILUTED
Net Income (loss)	$ 0.07	$ 0.09	$ 0.07

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	119,990,196	118,109,214	119,483,780
Diluted	121,674,591	119,201,019	121,860,011

PARKER DRILLING COMPANY
Consolidated Statement Of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Nine Months Ended September 30,
	2013	2012

REVENUES:	$ 630,918	$ 520,795

EXPENSES:
Operating Expenses	414,336	300,942
Depreciation and Amortization	97,674	85,357
	512,010	386,299
TOTAL OPERATING GROSS MARGIN	118,908	134,496

General and Administrative Expense	(49,449)	(21,822)
Gain on Disposition of Assets, Net	2,759	2,466

TOTAL OPERATING INCOME	72,218	115,140

OTHER INCOME AND (EXPENSE):
Interest Expense	(33,874)	(25,133)
Interest Income	2,392	109
Loss on extinguishment of debt	(5,218)	(1,766)
Change in fair value of derivative positions	54	8
Other	333	62
TOTAL OTHER EXPENSE	(36,313)	(26,720)

INCOME (LOSS) BEFORE INCOME TAXES	35,905	88,420

INCOME TAX EXPENSE (BENEFIT)	18,841	31,155

NET INCOME (LOSS)	17,064	57,265

Less: net income (loss) attributable to noncontrolling interest	221	(146)
NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$ 16,843	$ 57,411

EARNINGS PER SHARE - BASIC	$ 0.14	$ 0.49

EARNINGS PER SHARE - DILUTED	$ 0.14	$ 0.48

NUMBER OF COMMON SHARES USED IN COMPUTING

EARNINGS PER SHARE:
Basic	119,443,260	117,458,365
Diluted	121,693,782	118,810,195

PARKER DRILLING COMPANY
Selected Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30,
	2013	2012	2013	2013	2012

REVENUES:
Rental Tools	$ 89,614	$ 59,947	$ 82,022	$ 228,718	$ 191,233
U.S. Barge Drilling	33,919	33,142	38,301	102,085	94,269
U.S. Drilling	18,693	-	17,910	48,238	-
International Drilling	88,562	68,503	83,182	236,394	224,176
Technical Services	6,974	3,709	4,586	15,483	11,117
Total Revenues	237,762	165,301	226,001	630,918	520,795

OPERATING EXPENSES:
Rental Tools	48,739	21,879	43,675	117,289	66,061
U.S. Barge Drilling	18,112	17,257	18,290	53,844	53,188
U.S. Drilling	14,786	2,641	14,270	40,364	3,639
International Drilling	65,314	55,919	62,855	188,023	166,847
Technical Services	6,790	3,788	4,459	14,816	11,207
Total Operating Expenses	153,741	101,484	143,549	414,336	300,942

OPERATING GROSS MARGIN:
Rental Tools	40,875	38,068	38,347	111,429	125,172
U.S. Barge Drilling	15,807	15,885	20,011	48,241	41,081
U.S. Drilling	3,907	(2,641)	3,640	7,874	(3,639)
International Drilling	23,248	12,584	20,327	48,371	57,329
Technical Services	184	(79)	127	667	(90)
Depreciation and Amortization	(35,882)	(29,779)	(32,280)	(97,674)	(85,357)
Total Operating Gross Margin	48,139	34,038	50,172	118,908	134,496

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012

Net Income (Loss) Attributable to Controlling Interest	$ 7,970	$ 8,281	$ 592	$ (20,098)	$ 10,936
Adjustments:
Income Tax (Benefit) Expense	9,112	11,233	(1,504)	2,724	6,695
Interest Expense	13,127	10,741	10,006	8,409	8,171
Other Income and Expense	4,688	(2,037)	(212)	717	42
Gain on Disposition of Assets, Net	(1,094)	(517)	(1,148)	492	(606)
Depreciation and Amortization	35,882	32,280	29,512	27,660	29,779

Adjusted EBITDA	69,685	59,981	37,246	19,904	55,017

Adjustments:
Non-routine Items	4,819	11,390	3,463	15,921	564

Adjusted EBITDA after Non-routine Items	$ 74,504	$ 71,371	$ 40,709	$ 35,825	$ 55,581

CONTACT: Investor Relations: Richard Bajenski, Director, Investor Relations, (281) 406-2030; or Media Relations: Stephanie Dixon, Manager, Marketing & Corporate Communications, (281) 406-2212